Exhibit 10.2

Loan Commitment

May 9, 2019

The Lenders (as defined below) agree to make a short-term bridge loan to the Company (as defined below) based on the following terms:

Borrower:	Aerkomm Inc. (“the “Company”), a Nevada corporation.

Lenders:	Rising Development Co., Ltd. and Well Thrive Limited (each a “Lender”, and collectively the “Lenders”). The Lenders are current shareholders of the Company and desire to make the Loan to bridge the Company’s cash flow requirement prior to the Company or its subsidiary obtaining a mortgage loan to be secured by the Land (as defined below).

Principal Amount:	Each Lender commits to loan up to $10,000,000 to the Company, totaling $20,000,000 (the “Loan”). The Loan will be drawn down as required based on the Company’s cash needs. Each draw will be funded 50/50 by each Lender.

Initial Closing Date:	The initial closing date of the Loan shall be at a date designated by the Company within 30 days following the date that the title of the Land is fully transferred to and vested in the Company’s subsidiary Aerkomm Taiwan.

Land:	The Company has entered into a real estate sales contract relating to the acquisition by Aerkomm Taiwan (a wholly owned subsidiary of the Company ) of a parcel of land located at the Taishui Grottoes in the Xinyi District of Keelung City, Taiwan, which parcel consists of approximately 6.36 acres of undeveloped land (the “Land”).

Maturity:	All principal and interest under the Loan shall be due and payable upon the earlier of (1) the date the Company or its subsidiary obtained a mortgage loan secured by the Land with a principal amount of not less than $20,000,000 or (2) one year following the date of the Initial Closing Date.

Interest:	Bank of America Prime Rate plus 1%, calculated based on actual number of days over 365-day year; non-compounding.

Collateral:	The Loan shall be secured by the Land.

Definitive Agreements:	Prior to the Initial Closing Date, the parties shall enter into definitive agreements setting forth customary terms and conditions relating to the Loan and the security interest on the Land.

Use of Proceeds	The proceeds of the Loan will be used to fund marketing, legal, accounting and general working capital needs of the Company and its subsidiaries.

Expenses:	Each party shall bear its own fees, costs and expenses in connection with the negotiation and closing of the Loan.

Loan Commitment	1

Executed as of the date first written above:

COMPANY: AERKOMM INC.

By:	/s/ Jeffrey Wun
Name:	JEFFREY WUN
Title:	CEO

LENDERS:
RISING DEVELOPMENT CO., LTD.

By:	/s/ CHANG, CHI-HUNG	(Corporate and personal seals)
Name:	CHANG, CHI-HUNG
Title:	Chairman

WELL THRIVE LIMITED

By:	/s/ CHANG, SHENG-CHUN	(Corporate stamp)
Name:	CHANG, SHENG-CHUN
Title:	Chairman

Loan Commitment	2